Exhibit 4.65



Bank of America                                           Amendment to Documents

--------------------------------------------------------------------------------

                   AMENDMENT NO. 1 TO BUSINESS LOAN AGREEMENT


          This Amendment No. 1 (the "Amendment") dated as of September 24, 1996, is between Bank of America National Trust and Savings Association (the "Bank") and Farr Company (the "Borrower").

                                    RECITALS
                                    --------
         A. The Bank and the Borrower entered into a certain Business Loan Agreement dated as of February 15, 1996 (the "Agreement)".

         B.       The Bank and the Borrower desire to amend the Agreement.

                                    AGREEMENT
                                    ---------

         1. Definitions. Capitalized terms used but not defined in this Agreement shall have the meaning given to them in the Agreement.

         2.     Amendments.  The Agreement is hereby amended as follows:

              2.1 In Sub-paragraph 1.1(a) of the Agreement, the amount "Ten Million Dollars ($10,000,000)" is substituted for the amount "Fifteen Million Dollars ($15,000,000)."

              2.2 In Paragraph 1.6 of the Agreement, the percent "one and three-quarters (1.75)" is substituted for the percent "one and seven-eighths (1.875)."

              2.3   Article 2 of the Agreement is deleted in its entirety.

              2.4   Article 4 of the Agreement is deleted in its entirety.

              2.5 The following Paragraphs are deleted from the Agreement in their entirety: 6.2, 6.3, 6.5, 7.8, 8.17, and 10.2.

              2.6 In Paragraph 8.4 of the Agreement, the ratio "1.25:1.0" is substituted for the ratio "1.50:1.0."

              2.7 Paragraph 8.19 of the Agreement is amended to read in its entirety as follows:

                    "8.19 General Business Insurance. To maintain insurance as is usual for the business it is in."

              2.8 A new Paragraph 8.22 is added to the Agreement, which reads in its entirety as follows:

                    "8.22 Clean Down Period. Not to have more than Five Million Dollars ($5,000,000) outstanding, and not to draw any additional advances on its revolving line of credit, for a period of at least 30 consecutive days in each line-year. "Line-year" means the period between the date of this Agreement and June 01, 1997, and each subsequent one-year period (if any). For the purposes of this Paragraph, "advances" does not include undrawn amounts of outstanding letters of credit."

         3. Effect of Amendment. Except as provided in this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect.


         This Amendment is executed as of the dated stated at the beginning of this Amendment.



Bank Of America
National Trust and Savings Association         Farr Company


/s/ William R. Cave                            /s/ H. J. Meany

By:       William R. Cave                      By:      H. J. Meany
Title:    Vice President                       Title:   Chairman and
                                                        Chief Financial Officer